EXHIBIT 14 b)

CODE OF BUSINESS CONDUCT AND ETHICS, AS AMENDED

STATE BANCORP, INC.
CODE OF BUSINESS CONDUCT AND ETHICS
As amended on November 22, 2005

1.	Complying With Law

All employees, officers and directors of State Bancorp, Inc. and its direct and indirect subsidiaries (collectively “the Company”) should respect and comply with all of the laws, rules and regulations of the U.S. and other countries, and the states, counties, cities and other jurisdictions, in which the Company conducts its business or the laws, rules and regulations of which are applicable to the Company.

Such legal compliance should include, without limitation, compliance with the "insider trading" prohibitions applicable to the Company and its employees, officers and directors. Generally, employees, officers and directors who have access to or knowledge of confidential or non-public information from or about the Company are not permitted to buy, sell or otherwise trade in the Company's securities, whether or not they are using or relying upon that information. This restriction extends to sharing or tipping others about such information, especially since the individuals receiving such information might utilize such information to trade in the Company's securities.

The U.S. Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to foreign government officials or foreign political candidates in order to obtain or retain business. It is strict-ly prohibited to make illegal payments to government officials of any country. In addition, the U.S. government has a number of laws and regulations regarding business gratuities which may be accepted by U.S. government personnel. The promise, offer or delivery to an official or employee of the U.S. government of a gift, favor or other gratuity in violation of these rules would not only violate Company policy but could also be a criminal offense. State and local governments, as well as foreign governments, may have similar rules. The Office of the Chairman can provide guidance to you in this area.

This Code of Business Conduct and Ethics does not summarize all laws, rules and regulations applicable to the Company and its employees, officers and directors.

2.	Conflicts Of Interest

All employees, officers and directors of the Company should be scrupulous in avoiding a conflict of interest with regard to the Company's interests. A "conflict of interest" exists whenever an individual's private interests interfere or conflict in any way (or even appear to interfere or conflict) with the interests of the Company. A conflict situation can arise when an employee, officer or director takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively. Conflicts of interest may also arise when an employee, officer or director, or members of his or her family, receives improper personal benefits as a result of his or her position in the Company, whether received from the Company or a third party. Loans to, or guarantees of obligations of employees, officers and directors and their respective family members may create conflicts of interest. Federal law prohibits loans to directors and executive officers, except to the extent that loans by State Bank of Long Island (the “Bank”) are permitted under Regulation O. All conflicts of interest must be disclosed immediately.

It is almost always a conflict of interest for a Company employee to work simultaneously for a competitor, customer or supplier. Company employees, officers and directors are not allowed to work for a competitor or to serve as a consultant or board member to a competitor. The best policy is to avoid any direct or indirect business connection with the Company’s customers, suppliers or competitors, except on the Company’s behalf.

All related-party transactions must be approved by the Audit Committee of the Company in accordance with the Audit Committee charter. State and Federal banking laws and regulations regarding transactions with insiders must also be strictly complied with.

Conflicts of interest may not always be clear-cut, so if employees, officers and directors have a question, they should consult with higher levels of management or the Company's counsel. Any employee, officer or director who becomes aware of a conflict or potential conflict should bring it to the attention of a supervisor, manager or other appropriate personnel or consult the procedures described in this Code.

3.	Corporate Opportunity

Employees, officers and directors are prohibited from (a) taking for themselves personally opportunities that properly belong to the Company or are discovered through the use of corporate property, information or position; (b) using corporate property, information or position for personal gain; and (c) competing with the Company.

Employees, officers and directors owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

4.	Confidentiality

Employees, officers and directors of the Company must maintain the confidentiality of confidential information entrusted to them by the Company or its suppliers or customers, except when disclosure is authorized by the Company or required by laws, regulations or legal proceedings. Whenever feasible, employees, officers and directors should consult the Office of the Chairman if they believe they have a legal obligation to disclose confidential information. Confidential information includes all non-public information that might be of use to competitors of the Company, or harmful to the Company or its customers if disclosed.

5.	Fair Dealing

Each employee, officer and director should endeavor to deal fairly with the Company's customers, suppliers, competitors, officers and employees. None should take unfair advantage of anyone through manipulation, conceal-ment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing practice.

The Company seeks to outperform its competition fairly and honestly. The Company seeks competitive advantages through superior performance, never through unethical or illegal business practices. Appropriating proprietary information, possessing trade secret information that was obtained without the owner's consent, or inducing such disclosures by past or present employees of other companies is prohibited.

The purpose of business entertainment and gifts in a commercial setting is to create good will and sound working relationships, not to gain unfair advantage with customers. No gift or entertainment should be offered, given, provided or accepted by any Company employee, family member of an employee or agent unless it: (1) is not a cash gift, (2) is consistent with customary business practices, (3) is not excessive in value, (4) cannot be construed as a bribe or payoff and (5) does not violate any laws or regulations. Employees should discuss with their supervisor any gifts or proposed gifts which they are not certain are appropriate.

See Exhibit I, The Bank Bribery Act.

6.	Protection And Proper Use Of Company Assets

All employees, officers and directors should protect the Company's assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company's profitability. All Company assets should be used for legitimate business purposes.

All of the Company's books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Company’s transactions and must conform both to applicable legal requirements and to the Company's system of internal controls. Unrecorded or "off the books" funds or assets should not be maintained unless permitted by applicable law or regulation.

Records should always be retained or destroyed according to the Company's record retention policies. In accordance with those policies, in the event of litigation or governmental investigation please consult the Office of the Chairman.

7.	Accounting Complaints

The Company's policy is to comply with all applicable financial reporting and accounting regulations applicable to the Company. If any employee, officer or director of the Company has concerns or complaints regarding questionable accounting or auditing matters of the Company, then he or she is encouraged to submit those concerns or complaints (anonymously, confidentially or otherwise) to the Audit Committee of the Board of Directors which will, subject to its duties arising under applicable laws, regulations and legal proceedings, treat such submissions confidentially. Such submissions may be directed to the attention of the Audit Committee, or any director who is a member of the Audit Committee, at the principal executive offices of the Company.

8.	Reporting Any Illegal Or Unethical Behavior

Employees are encouraged to talk to supervisors, managers or other appropriate personnel about observed illegal or unethical behavior and, when in doubt, about the best course of action in a particular situation. Employees, officers and directors who are concerned that violations of this Code or that other illegal or unethical conduct by employees, officers or directors of the Company have occurred or may occur should either contact their supervisor or superiors. If they do not believe it appropriate or are not comfortable approaching their supervisors or superiors about their concerns or complaints, then they may contact either the Office of the Chairman of the Company, or the Audit Committee or Governance Committee of State Bancorp, Inc., (see Exhibit II). If their concerns or complaints require confidentiality, including keeping their identity anonymous, then this confidentiality will be protected, subject to applicable law, regulation or legal proceedings.

9.	No Retaliation

The Company will not tolerate retaliation of any kind by or on behalf of the Company and its employees, officers and directors against good faith reports or complaints of violations of this Code or other illegal or unethical conduct.

10.	Public Company Reporting

As a public company, it is of critical importance that the Company's filings with the Securities and Exchange Commission be accurate and timely. Depending on their position with the Company, an employee, officer or direc-tor may be called upon to provide necessary information to assure that the Company's public reports are complete, fair and understandable. The Company expects employees, officers and directors to take this responsibility very seriously and to provide prompt accurate answers to inquiries related to the Company's public disclosure requirements.

11.	Accountability

Employees will be held accountable for their adherence to this Code of Business Conduct and Ethics. Failure to observe its terms may result in disciplinary action, up to and including termination of employment. Violations of this Code of Business Conduct and Ethics may also constitute violations of law and may result in civil and criminal penalties.

12.	Amendment, Modification And Waiver

This Code may be amended or modified by the Board of Directors and waivers may be granted by the Governance Committee of State Bancorp, Inc. Any waivers for directors and executive officers must be approved by the Board of Directors and are subject to the disclosure and other provisions of the Securities Exchange Act of 1934, and the rules thereunder and the applicable rules of the stock exchange or exchanges on which the company’s common stock is listed or, if the Company’s common stock is not listed on a stock exchange but is listed with NASDAQ, the NASDAQ rules.

Your Personal Commitment to the Company’s Code of Business Conduct and Ethics

I acknowledge that I have received and read the State Bancorp, Inc. Code of Business Conduct and Ethics and understand my obligations as an employee to comply with the principles, policies and laws outlined in the Code.

I understand that my agreement to comply with the Code of Business Conduct and Ethics does not constitute a contract of employment.

Please sign here:	Date:

Please print your name:

This signed and completed form must be returned to the Human Resources Department within 30 days.

Exhibit I

The Bank Bribery Act

In addition to the prohibitions contained in the Company’s Code of Business Conduct and Ethics, bank officials are subject to the prohibitions contained in the Bank Bribery Amendments Act of 1985 (18 USCA 215) (the “Act”).

Under the Act whoever (1) corruptly gives, offers, or promises anything of value to any person, with intent to influence or reward an officer, director, employee, agent, or attorney of a financial institution in connection with any business or transaction of such institution; or (2) as an officer, director, employee, agent, or attorney of a financial institution, corruptly solicits or demands for the benefit of any person, or corruptly accepts or agrees to accept, anything of value from any person, intending to be influenced or rewarded in connection with any business or transaction of such institution; shall be fined not more than $1,000,000 or three times the value of the thing given, offered, promised, solicited, demanded, accepted, or agreed to be accepted, whichever is greater, or imprisoned not more than 30 years, or both, but if the value of the thing given, offered, promised, solicited, demanded, accepted, or agreed to be accepted does not exceed $1,000, shall be fined under this title or imprisoned not more than one year, or both.

There are, however, many instances where a bank official might accept something given in a manner that was not corrupt or intended to induce a breach of trust. These include the situations described in Section 5 (Fair Dealing) of the Company’s Code of Business Conduct and Ethics.

If a bank official is offered or receives something of value beyond that which is authorized in this code, he or she must disclose that fact to the Bank’s Compliance Officer. The Bank will conduct an investigation and prepare a written report to be maintained in the Bank’s permanent files. A Suspicious Activity Report should be filed reporting the incident or law enforcement contacted, as appropriate.

Exhibit II

AUDIT COMMITTEE COMPLAINT PROCEDURE

This policy sets forth the procedures that the Audit Committee of State Bancorp, Inc. (“the Company”) shall employ with respect to: (A) the receipt, retention and treatment of complaints regarding improprieties in the Company’s accounting, internal accounting controls or auditing matters; and (B) the confidential, anonymous submission by employees of the Company or any of its direct or indirect subsidiaries of concerns regarding questionable accounting or auditing matters (the matters described in (A) and (B) being hereinafter referred to as “Complaints”).

(1)      All Complaints shall be submitted in a memorandum to the Chairman of the Audit Committee by mailing same to Mr. Arthur Dulik, Jr., Chairman of the Audit Committee of State Bancorp, Inc., 4 Lagoon Drive, Copiague, NY 11726 in an envelope marked “Confidential” or by calling Mr. Dulik directly at 631-694-4563.

(2)      The Chairman of the Audit Committee or his or her designee (who shall be a member of the Audit Committee) will evaluate each Complaint received by the Audit Committee within ten (10) business days of receipt. The Chairman of the Audit Committee or his or her designee will make a determination of whether the Complaint requires immediate investigation, whether it can be discussed at the next regularly scheduled meeting of the Audit Committee, or whether it does not involve the Company’s accounting, internal accounting controls or auditing practices and should be reviewed by a party other than the Audit Committee.

(3)      Each Complaint involving the Company’s accounting, internal accounting controls or auditing practices will be discussed at a meeting of the Audit Committee’s full membership (which may be via telephone) at which point the Audit Committee may elect to investigate the Complaint in one of the following ways or in another agreed upon manner:

(a)    the Audit Committee may choose to investigate the Complaint on its own or with the assistance of the Company’s outside counsel;

(b)    the Audit Committee can retain an outside party (other than the Company’s independent financial auditor) to investigate the Complaint; or

(c)    the Audit Committee can select a responsible designee within the Company to investigate the Complaint, provided that the identity of the complaining employee, if known, shall not be disclosed to such designee. Under no circumstances will a party who has direct supervisory control or who may be responsible for the action giving rise to the Complaint be charged with its investigation.

The designated investigating party will be permitted unfettered reasonable access to the company, its employees, its documents and its computer systems for purposes of conducting the investigation. At the conclusion of its investigation, which shall be completed no more than sixty (60) days after referral of the Complaint (absent good cause warranting an extension), the investigating party will be responsible for making a full report to the Audit Committee with respect to the Complaint and to make recommendations for corrective actions, if any, to be taken by the Company.

The Audit Committee will then report to the full Board of Directors at its next regularly-scheduled meeting with respect to the Complaint and any recommended corrective actions. The Company may discipline not only those employees who played a role in the improper conduct but also those who should have and failed to detect the conduct. At no time, however, will there be any retaliation by the Company against any employee for making a Complaint.

(4)      The Chairman of the Audit Committee will be responsible for ensuring that all Complaints received by the Audit Committee, together with any and all documents pertaining to the Audit Committee (or its designee’s) investigation and treatment of the Complaint, are retained for at least five years.